SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

America West Holdings Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 14, 2004

To Our Stockholders:

          On behalf of the Board of Directors, we invite you to attend the Annual Meeting of Stockholders of America West Holdings Corporation to be held at corporate headquarters, Annex Room A, 111 West Rio Salado Parkway, Tempe, Arizona 85281, on Thursday, May 20, 2004, at 9:30 a.m., local time. A notice of the meeting, proxy statement and form of proxy are enclosed with this letter.

          If you are unable to attend the meeting in person, it is very important that your shares be represented, and we request that you complete, date, sign and return the enclosed proxy at your earliest convenience. If you choose to attend the Annual Meeting in person, you may revoke your proxy and cast your votes personally at the meeting.

          If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

Sincerely,

W. Douglas Parker
Chairman of the Board, President
and Chief Executive Officer

AMERICA WEST HOLDINGS CORPORATION

111 West Rio Salado Parkway

Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2004

TO THE STOCKHOLDERS OF AMERICA WEST HOLDINGS CORPORATION:

          The Annual Meeting of Stockholders of America West Holdings Corporation, a Delaware corporation, will be held at corporate headquarters, Annex Room A, 111 West Rio Salado Parkway, Tempe, Arizona 85281, on Thursday, May 20, 2004, at 9:30 a.m., local time, to elect three directors to hold office until the annual stockholders’ meeting in 2007, to approve an amendment to the Certificate of Incorporation to increase the authorized shares of Class B Common Stock and to consider a stockholder proposal, as described more fully in the Proxy Statement accompanying this Notice.

          The Board of Directors knows of no other matter that will be presented at the Annual Meeting. If any other matter is properly brought before the meeting, the persons named in the accompanying proxy will vote on that matter using their best judgment.

          You must have been a stockholder of record at the close of business on March 31, 2004, to vote at the meeting. If you do not expect to attend the meeting in person, please complete, date and sign the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. Mailing your completed proxy will not prevent you from later revoking that proxy and voting in person at the meeting. If you want to vote at the meeting but your shares are held by an intermediary, such as a broker or bank, you will need to obtain proof of ownership as of March 31, 2004 from the intermediary.

By Order of the Board of Directors,

Patricia A. Penwell
Corporate Secretary

Tempe, Arizona

April 14, 2004

AMERICA WEST HOLDINGS CORPORATION

111 West Rio Salado Parkway
Tempe, Arizona 85281

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
May 20, 2004

Introduction	This proxy is solicited on behalf of the Board of Directors of America West Holdings Corporation (“Holdings” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 20, 2004, at 9:30 a.m., local time, at corporate headquarters, Annex Room A, 111 West Rio Salado Parkway, Tempe, Arizona 85281, or at any adjournment thereof (the “Annual Meeting”). Any stockholder inquiries regarding the agenda for the Annual Meeting may be addressed to the Chairman of the Annual Meeting, by mail at the address above, or by electronic mail at annualmeeting@americawest.com.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 14, 2004, to all stockholders entitled to vote at the Annual Meeting.

“AWA” refers to America West Airlines, Inc., a wholly-owned subsidiary of the Company.

1.

Proposal I: Election of Directors

Election of Directors	The three nominees for election to the Board of Directors are listed below. If each of these nominees is elected, the Board will consist of ten members divided into three classes as follows: three members in Class I (terms expiring in 2005), four members in Class II (terms expiring in 2006) and three members in Class III (terms expiring in 2007). To be elected, a nominee must receive a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes therefore will have no effect on the election of directors. Unless you tell us on your proxy card to vote differently, we will vote signed, returned proxies FOR the election of the listed nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board. Each of the nominees listed below is currently a director of the Company who was previously elected by stockholders. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. All ages identified below are as of April 14, 2004.

The Board of Directors Recommends

A Vote IN FAVOR of Each Named Nominee.

Nominee,	Principal Occupation,
Class and Current	Business Experience,
Committee Service	Other Directorships Held and Age

Walter T. Klenz (Class III) (Compensation and Human Resources and Corporate Governance Committees)	Mr. Klenz was President and Chief Executive Officer of Beringer Wine Estates Holdings, Inc. from 1990 to 2000 and is currently Managing Director of Beringer Blass Wine Estates. Mr. Klenz has served as a director of the Company since 1998. He also serves as a director of Columbia Sportswear Company and is past Chairman of the California Wine Institute and past President of the Napa Valley Vintners Association. Age 58.

Richard C. Kraemer (Class III) (Compensation and Human Resources, Corporate Governance and Executive Committees)	Mr. Kraemer is President of Chartwell Capital, Inc., a private investment company, and has served as a director of the Company since 1992. From October 1985 until March 1996, he served as President of UDC Homes Inc. Mr. Kraemer also served as a director of UDC from 1980 until March 1996 and as Chief Executive Officer from October 1994 until March 1996. Age 60.

Denise M. O’Leary (Class III) (Audit and Compensation and Human Resources Committees)	Ms. O’Leary has been a private investor in early stage companies since 1996 and has served as a director of the Company since 1998. From 1983 until 1996, she was employed at Menlo Ventures, a venture capital firm, first as an Associate and then as a General Partner. Ms. O’Leary serves as a director of Chiron Corporation and Medtronic, Inc. Additionally, she is a member of the Board of Trustees of Stanford University and Chair of the Board of Directors of Stanford Hospital and Clinics. Age 46.

2.

Continuing Directors	The seven directors whose terms will continue after the Annual Meeting and will expire at the 2005 Annual Meeting (Class I) or the 2006 Annual Meeting (Class II) are listed below.

Director,	Principal Occupation,
Class and Current	Business Experience,
Committee Service	Other Directorships Held and Age

Robert J. Miller (Class I) (Compensation and Human Resources Committee)	Mr. Miller is a Partner at the Nevada law firm of Jones Vargas and has served as a director of the Company since 1999. From 1989 until January 1999, he served as Governor of the State of Nevada. Mr. Miller serves as a director of the Newmont Mining Corporation, Wynn Resorts Limited, International Game Technology and Zenith National Insurance Corp. He is also a director of the American Cancer Society Foundation and serves on the Board of the National Center for Missing and Exploited Children. He is also a partner of Miller and Behar Strategies OOD, a company that promotes tourism and business in Bulgaria, and a consultant to KNP, a public policy consulting firm. Age 59.

W. Douglas Parker (Class I) (Executive Committee)	Mr. Parker is Chairman of the Board, President and Chief Executive Officer of the Company and AWA and has served as a director of the Company since 1999. Mr. Parker has served as Chairman of the Board, President and Chief Executive Officer of the Company and as Chairman of the Board and Chief Executive Officer of AWA since September 2001. Mr. Parker joined the Company as Senior Vice President and Chief Financial Officer in June 1995. He was elected Executive Vice President of the Company and Executive Vice President — Corporate Group of AWA in April 1999. He was elected President of AWA in May 2000 and Chief Operating Officer of AWA in December 2000. Age 42.

John F. Tierney (Class I) (Audit and Finance Committees)	Mr. Tierney is Managing Director of Castletown Financial Services, an investment and consulting firm, and has served as a director of the Company since 1993. From 1993 until 1997, he was Assistant Chief Executive and Finance Director of GPA Group plc, an aircraft leasing company. Mr. Tierney serves as a director of the International Transport Finance Company and Air Asia SDN BHD and is a member of the Board of Governors of Clongowes Wood College. Mr. Tierney is a chartered accountant. Age 58.

Herbert M. Baum (Class II) (Corporate Governance and Finance Committees)	Mr. Baum is the Chairman of the Board, President and Chief Executive Officer of The Dial Corporation, a manufacturer and marketer of consumer products, and has served as a director of the Company since January 31, 2003. Mr. Baum served as President and Chief Operating Officer of Hasbro, Inc., a manufacturer and marketer of toys, from January 1999 to August 2000. Mr. Baum also served as Chairman and Chief Executive Officer of Quaker State Corporation, a producer and marketer of motor oils and lubricants, from 1993 to 1999. From 1978 to 1992, Mr. Baum was employed by Campbell Soup Company, a manufacturer and marketer of food products, and, in 1992, was named President of Campbell — North and South America. Mr. Baum also is a director of Action Performance Companies, Inc., the Cosmetic, Toiletry and Fragrance Association, The Dial Corporation, Grocery Manufacturers of America, Meredith Corporation and PepsiAmericas, Inc. Age 67.

3.

Director,	Principal Occupation,
Class and Current	Business Experience,
Committee Service	Other Directorships Held and Age

John L. Goolsby (Class II) (Audit, Compensation and Human Resources and Executive Committees)	Mr. Goolsby is a private investor, and has served as a director of the Company since 1994. From 1988 until his retirement in 1998, he served as President and Chief Executive Officer of The Howard Hughes Corporation, a subsidiary of The Rouse Company, a real estate development company. Mr. Goolsby serves as a director of Tejon Ranch Company. Age 62.

Richard P. Schifter (Class II) (Executive and Finance Committees)	Mr. Schifter is a Managing Partner of Texas Pacific Group, an investment firm that he joined in July 1994 and has served as a director of the Company since 1994. Mr. Schifter also is a Managing Partner of Newbridge Latin America Fund, L.P., a private equity fund. Mr. Schifter serves as a director of Grupo Milano, S.A., Alpargatas, S.A.I.C., Bristol Group, Productora de Papel, S.A. de C.V. (Proposa), Empresas Chocolates La Corona, S.A. de C.V. (La Corona) and Diveo Broadband Networks, Inc. Age 50.

J. Steven Whisler (Class II) (Corporate Governance and Finance Committees)	Mr. Whisler is Chairman and Chief Executive Officer of Phelps Dodge Corporation, a mining and manufacturing company, and has served as a director of the Company since 2001. Mr. Whisler has served as Chairman of Phelps Dodge since May 2000 and as Chief Executive Officer since January 2000. He served as President from December 1997 until November 2003. From December 1997 until January 2000, Mr. Whisler served as Chief Operating Officer of Phelps Dodge. From 1991 until 1998, Mr. Whisler served as President of Phelps Dodge Mining Company, a division of Phelps Dodge. Mr. Whisler serves as a director of Phelps Dodge and Burlington Northern Santa Fe Corporation. Age 49.

4.

Proposal II: Amendment to the Company’s Certificate of Incorporation

to Increase the Authorized Shares of Class B Common Stock

Amendment to the Company’s Certificate of Incorporation	The proposal to amend the Company’s Certificate of Incorporation to increase the authorized shares of Class B Common Stock will require approval of a majority of the shares entitled to vote. Therefore, abstentions and broker non-votes will have the same effect as negative votes. Unless you tell us on your proxy card to vote differently, we will vote signed, returned proxies FOR the proposal to amend the Company’s Certificate of Incorporation to increase the authorized shares of Class B Common Stock.

Proposal	Our Board of Directors has adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the authorized number of shares of our Class B Common Stock from 100,000,000 shares to 200,000,000 shares.

The additional shares of Class B Common Stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding Class B Common Stock. Adoption of the proposed amendment and issuance of the Class B Common Stock would not affect the rights of the holders of our currently outstanding Class B Common Stock, except for effects incidental to any increases in the number of shares of Class B Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders. If the amendment is approved by our stockholders at the Annual Meeting, it will become effective upon filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware.

Capitalization	As of March 31, 2004, of the 100,000,000 shares of Class B Common Stock currently authorized, we estimate that the following shares have been issued or reserved:

• 35,109,711 shares have been issued and are currently outstanding;

• approximately 19,692,000 shares were issuable upon exercise of outstanding warrants issued in connection with a $380 million government loan guarantee in January 2002 (the “Federal Loan Guarantee”);

• approximately 8,095,842 shares were issuable upon exchange of AWA’s 7.25% senior exchangeable notes due 2009;

• approximately 9,358,276 shares were issuable upon conversion of our 7.5% convertible senior notes;

• approximately 10,193,313 shares were issuable upon exercise of outstanding stock options; and

• approximately 2,707,164 shares were reserved for issuance under our 2002 Incentive Equity Plan that was approved by stockholders in May 2002 (the “2002 Incentive Plan”).

We therefore estimate that we have approximately 14,843,694 shares of Class B Common Stock available for future issuance.

Reasons for the Proposal	Our Board believes that the authorized Class B Common Stock available for issuance is not sufficient to enable us to respond to potential business opportunities and pursue important objectives designed to enhance stockholder value. The additional authorized shares of Class B Common Stock may provide us with greater flexibility to use our Class B Common Stock, without further stockholder approval (except to the extent such approval may be required by law or by applicable New York Stock Exchange listing standards) for various purposes including, without limitation, raising equity capital for general corporate purposes, making future acquisitions, entering into strategic relationships, providing equity incentives to employees, officers or directors and effecting stock dividends (including stock splits in the form of stock dividends). Although we have recently filed a shelf registration statement with the Securities and Exchange Commission (the “SEC”) with respect to the possible future issuance of up to $500,000,000 of our equity and debt securities, we currently do not have specific agreements or plans that would involve the issuance of the proposed additional authorized shares.

5.

Possible Effects of the Proposal	The additional shares of Class B Common Stock that would become available for issuance if the proposal were adopted could also be used by us to oppose a hostile takeover attempt or delay or prevent a change in control or management. For example, without further stockholder approval, our Board could adopt a “poison pill” that would, under certain circumstances related to an acquisition of our shares not approved by the Board, give certain holders the right to acquire additional shares of our Class B Common Stock at a low price, or the Board could strategically sell shares of our Class B Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Class B Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The Board of Directors Recommends

A Vote IN FAVOR of Proposal II.

6.

Proposal III: Stockholder Proposal

Proponents
The Teamsters General Fund and Mr. Gerald L. Hiskett (collectively, the “Proponents”) are the beneficial owners of approximately 480 and 11,600 shares, respectively, of the Company’s Class B Common Stock and have jointly submitted the following stockholder proposal (“Proposal III”) and supporting statement (the “Supporting Statement”).

Proposal
RESOLVED: That the shareholders of America West Airlines, (“America West” or the “Company”), request that the Board of Directors adopt a policy that no member of or nominee to the Board of Directors shall have a material, non-ordinary course investment (either direct or indirect) in a direct competitor company.

The Board of Directors shall establish what represents a “material, non-ordinary course investment” such as controlling interest in competitor companies and/or a substantial portion of an individual’s personal assets.

If adopted, this proposal shall not go into effect until America West’s Board nominates its 2005 Directors. This policy shall not interfere with the term of any current director or any director elected in 2004.

Supporting Statement	As long-term shareholders of America West Airlines, we are deeply concerned for the long-term success of our company. That is why we need a Board of Directors that has only the best interests of America West shareholders in mind. We believe that Directors who have significant personal or professional financial interests in the success of our competition are compromised in their ability to represent the long-term interests of shareholders.

Serious questions regarding conflicts of interest may be caused by Director’s [sic] financial involvement, interest, and/or control in competitor companies and access to highly sensitive business information.

America West Airlines already has policy [sic] establishing qualifications for board membership. For example, individuals must be younger than 72 to serve on the Board of Directors. In our opinion these qualifications could be enhanced if the Board adopted safeguards to protect shareholders from the types of conflicts of interest described above.

This proposal does not seek to disqualify Board members or nominees that hold relatively small interests in competitor companies through a diversified portfolio or as part of an indexed fund such as the S&P 500.

We therefore urge shareholders to vote FOR this proposal.

The Board of Directors Recommends a Vote AGAINST Proposal III.

Why the Company Opposes this Proposal	Our Board members are committed to conducting the business of the Company in accordance with the highest principles of ethics and integrity. We oppose Proposal III because we believe that it is unnecessary in light of existing Company policies and procedures and would ultimately be disadvantageous to the long-term interests of the Company and its stockholders.

We believe that Proposal III is not necessary because the Company already has extensive policies and procedures in place that address the same types of potential conflicts of interest that Proposal III and the Supporting Statement address.

The Company’s Code of Business Conduct and Ethics (the “Code”) was adopted by the Board of Directors and is available on the Company’s website. The Code, first adopted over 10 years ago, requires members of the Board to adhere to the highest standards of ethics and fair dealing and requires directors to be free from conflicts of

7.

interest that would undermine their loyalty to the Company. The Code specifically addresses involvement with the Company’s competitors by prohibiting activity that supports the position of a competitor to the detriment of the Company and by requiring a director to obtain approval of the Audit Committee before acquiring a significant financial interest in any competitor of the Company.

In addition to the restrictions that specifically address investments in a competitor, the Code also contains other provisions that set forth well-established policies and procedures designed to protect against the risks identified by the Proponents in Proposal III and their Supporting Statement. For instance, directors are prohibited under the Code from taking personal advantage of opportunities of the Company that are discovered as a result of serving as a director of the Company and are prohibited from using their position with the Company or information obtained from the Company for improper personal gain or to compete against the Company in any way. As stated in the Code, any violations of the Code almost always will warrant significant disciplinary measures and may require removal of a director.

We believe that Proposal III works against the long-term interests of the Company and its stockholders as it would replace the policies and procedures that the Company has established to identify, assess and prevent conflicts of interest (including those targeted by Proposal III). Under such policies and procedures, conflict of interest determinations are the responsibility of the Board, and the Audit Committee monitors compliance with the Code. However, instead of relying on a list of specified transactions that automatically constitute a conflict of interest, they empower the Board to determine whether a conflict actually exists. This enables the Board to consider all relevant facts and circumstances in making such a determination. The Company’s policies and procedures were adopted after careful consideration of all relevant factors and have been tested over the years. The Board periodically assesses the effectiveness of these policies and procedures and updates such policies and procedures when deemed necessary. We believe that Proposal III, if adopted, would unnecessarily restrict the scope of the Board’s discretion in connection with such determinations by unnecessarily excluding from the pool of qualified potential Board members those individuals who have engaged in certain types of transactions, thereby potentially compromising the effectiveness of the Board and the interests of the Company and its stockholders.

For the Reasons Set Forth Above,

the Board of Directors Recommends
a Vote AGAINST Proposal III.

8.

Information Concerning Solicitation and Voting

General	This proxy is solicited on behalf of the Board of Directors of the Company, for use at the Annual Meeting to be held on Thursday, May 20, 2004, at 9:30 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at corporate headquarters, Annex Room A, 111 West Rio Salado Parkway, Tempe, Arizona 85281.

Record Date	Only those persons that held shares of the Company’s Common Stock on March 31, 2004, will be allowed to vote.

Voting Rights	The Company has two classes of Common Stock:

• Class A Common Stock is entitled to 50 votes per share

• Class B Common Stock is entitled to one vote per share

The shares of Common Stock are the Company’s only outstanding voting securities. The Class A Common Stock and Class B Common Stock vote together on all matters submitted to a vote of the stockholders.

Outstanding Shares	At the close of business on March 31, 2004, 859,117 shares of Class A Common Stock were outstanding and entitled to vote, and approximately 35,109,711 shares of Class B Common Stock were outstanding and entitled to vote. If all holders of the Company’s Common Stock vote at the Annual Meeting, either in person or by proxy, the aggregate voting power will be 78,065,561 votes, which is the sum of:

• 42,955,850 votes for holders of Class A Common Stock (859,117 shares multiplied by 50 votes per share), and

• 35,109,711 votes for holders of Class B Common Stock.

In January 2002, in connection with the Federal Loan Guarantee, the Company issued a warrant to purchase up to 18.8 million shares of its Class B Common Stock to the federal government and additional warrants to purchase up to 3.8 million shares of its Class B Common Stock to certain other loan participants, in each case at an exercise price of $3 per share and a term of ten years. In the third quarter of 2003 and in March 2004, approximately 2.6 million warrants and 220,000 warrants, respectively, were exercised by certain loan participants. These warrant exercises were cashless transactions resulting in the issuance of approximately 1.75 million shares of Class B Common Stock. Because the remaining warrants were not exercised as of March 31, 2004, the record date for the Annual Meeting, the federal government and the other loan participant who have not exercised their warrants will not be voting the shares of Class B Common Stock issuable upon exercise of the warrants at the Annual Meeting.

Quorum and Approval Requirements	A majority of the aggregate voting power, either in person or by proxy, is required for there to be a quorum at the Annual Meeting. A quorum is needed in order for any business to be transacted at the Annual Meeting. Any proxy that is properly completed will be counted for the purposes of determining if a quorum is present, even if the stockholder abstains from voting or an intermediary or broker who is entitled to vote for the beneficial owner abstains from voting (a “broker non-vote”).

The Proposal relating to the election of directors will require a plurality of the votes cast at the Annual Meeting. Therefore, any abstentions or broker non-votes will not affect the outcome of the election of directors.

The Proposal relating to the amendment of our Certificate of Incorporation will require a majority of our outstanding shares. Therefore, any abstentions or broker non-votes will have the same effect as negative votes.

9.

The stockholder proposal and any other matters to properly come before the meeting will require the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy. Therefore, abstentions will have the same effect as negative votes and broker non-votes will not count in determining whether a matter has been approved.

TPG Partners, L.P. and TPG Parallel I L.P. own all 859,117 shares of the Company’s Class A Common Stock which represents 55% of the votes entitled to be cast at the Annual Meeting.

Voting of Proxies	A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the election of directors. Any additional business to properly come before the meeting will be voted in accordance with the best judgment of the person voting the proxy.

Revocability of Proxies	Stockholders can revoke their proxies at any time before they are voted by notifying Patricia A. Penwell, Corporate Secretary of the Company, in writing, at the following address: America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281. Stockholders can also revoke their proxies by submitting a subsequent proxy to our Corporate Secretary or by attending the Annual Meeting in person and notifying the inspector of election (attending the meeting will not, by itself, revoke a proxy).

Solicitation of Proxies	The Company will bear the entire cost of solicitation of proxies. Copies of solicitation materials will be sent to stockholders as well as to intermediaries, such as banks and brokers, that hold shares for the beneficial owners of the shares. Those intermediaries will then forward the solicitation materials to the beneficial owners. The Company may reimburse the intermediaries for the costs of forwarding solicitation materials to the beneficial owners. In addition to this solicitation by mail, employees and directors of the Company may also solicit proxies over the telephone, by facsimile, by electronic mail or in person. Employees and directors of the Company will not receive any additional compensation for doing so.

Inspector of Election	All votes at the Annual Meeting will be counted by ADP Investor Communication Services, Inc., the inspector of election appointed by the Board of Directors. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Stockholder Proposals	Under applicable proxy rules, proposals of stockholders that are intended to be presented at the Company’s Annual Meeting of Stockholders in 2005 must be received by the Company not later than December 16, 2004 (not later than 120 days prior to the anniversary of this year’s mailing date) in order to be included in the proxy statement and proxy relating to that annual meeting. Pursuant to the Company’s Bylaws, in order for a proposal to be brought before an annual meeting by a stockholder, the stockholder must deliver proper notice to the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting. Stockholders are advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Householding of Proxy Materials	The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue

10.

until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Patricia A. Penwell, Corporate Secretary, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281 or contact Patricia A. Penwell at (480) 693-0800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Annual Report and Available Information	The annual report to stockholders accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of the Company’s annual report on Form 10-K for the year ended December 31, 2003, including financial statements but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to Patricia A. Penwell, Corporate Secretary, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281. Copies may also be obtained without charge through the SEC’s Web site at www.sec.gov.

11.

Information About the Company’s Board of Directors

Board Purpose and Structure	The Board of Directors establishes the broad policies of the Company and is responsible for the overall performance of the Company. If each of the nominees for election as a director is elected, the Board will consist of ten members divided into three classes as follows: three in Class I (terms expiring in 2005), four in Class II (terms expiring in 2006) and three in Class III (terms expiring in 2007). Each member of the Board of Directors of the Company is also a member of the Board of Directors of AWA.

Board Meetings	During 2003, the Board held ten regular and special meetings. Each incumbent director attended at least 75% of the meetings of the Board and of the committees on which such director served. Our non-management directors met in executive session ten times during fiscal year 2003.

It is the Company’s policy to invite the members of the Board to attend our annual meetings of stockholders. However, in order to reduce expenses associated with our annual meeting last year, no members of the Board attended that meeting.

Board Committees	The Company has five standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Corporate Governance Committee, the Finance Committee and the Executive Committee. Upon the election of directors at the Annual Meeting, the Board will nominate members to serve on the Company’s committees until the annual meeting in 2005.

The Audit Committee currently is comprised of three non-employee directors, Ms. O’Leary (Chair) and Messrs. Goolsby and Tierney, and met ten times in 2003. The Audit Committee reviews and approves the retention of the Company’s independent auditors, reviews the Company’s financial statements and considers other matters relating to the financial affairs of the Company. A copy of the Audit Committee Charter is available on the Company’s Web site at www.americawest.com.

The Board has determined that all members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines and have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. In addition, the Board has determined that Ms. O’Leary is qualified as an audit committee financial expert within the meaning of SEC regulations.

The Compensation and Human Resources Committee currently is comprised of five non-employee directors, Messrs. Goolsby (Chair), Klenz, Kraemer and Miller and Ms. O’Leary, and met nine times in 2003. The Compensation and Human Resources Committee reviews all aspects of compensation and promotion of officers of the Company and also reviews matters relating to employee compensation generally, including the 2002 Incentive Plan. Mr. Whisler served on the Compensation and Human Resources Committee until May 2003. Mr. Goolsby joined the Compensation and Human Resources Committee in May 2003. A copy of the Compensation and Human Resources Committee Charter is available on the Company’s Web site at www.americawest.com.

The Board has determined that all members of the Compensation and Human Resources Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

The Corporate Governance Committee currently is comprised of four non-employee directors, Messrs. Kraemer (Chair), Baum, Klenz and Whisler. The Corporate Governance Committee, which met five times in 2003, oversees all aspects of the Company’s corporate governance functions on behalf of the Board, including oversight of the director nomination process, and makes recommendations to the Board regarding corporate governance issues. Mr. Baum joined the Corporate Governance Committee in February

12.

2003. A copy of the Corporate Governance Committee charter is available on the Company’s Web site at www.americawest.com.

The Board has determined that all members of the Corporate Governance Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

The Finance Committee currently is comprised of four non-employee directors, Messrs. Whisler (Chair), Baum, Schifter and Tierney. The Finance Committee, which met six times in 2003, oversees the Company’s financial affairs and recommends to the Board financial policies and courses of action that will effectively accommodate the Company’s objectives and operating strategies while maintaining a sound financial condition. Mr. Baum joined the Finance Committee in February 2003 and Mr. Whisler joined the Finance Committee in May 2003. Mr. Goolsby served on the Finance Committee until May 2003.

The Executive Committee currently is comprised of Mr. Parker (Chair) and three non-employee directors, Messrs. Goolsby, Kraemer and Schifter. The Executive Committee, which did not meet in 2003, has all of the powers of the Board in the management of the business of the Company between meetings of the full Board, subject to certain limitations.

Director Independence	The Company’s Corporate Governance Guidelines contain standards for determining director independence that meet or exceed the new listing standards adopted during 2003 by the New York Stock Exchange and regulations adopted by the SEC. A copy of the Guidelines is available on the Company’s Web site at www.americawest.com. In addition, a copy of the Guidelines is available upon written request to Patricia A. Penwell, Corporate Secretary, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281.

Pursuant to the Guidelines, the Board undertook its annual review of director independence in connection with the preparation of this Proxy Statement. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family, and the Company and our subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates, and members of our senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that a director is independent.

Based on this review, the Board affirmatively determined that all of the Company’s directors are independent of the Company and its management under the standards set forth in the Guidelines, except for Mr. Parker, the Company’s Chairman and Chief Executive Officer.

Presiding Director of Board Meetings in Executive Session	Pursuant to the Company’s Corporate Governance Guidelines and the listing standards of the New York Stock Exchange, our non-management directors meet in executive session without the presence of management on a regular basis. The Chairman of the Corporate Governance Committee, Mr. Kraemer, serves as the Chairman of these executive sessions.

Director Nominees	The Corporate Governance Committee has a policy of considering candidates for membership to the Board that are nominated by stockholders in the same manner as candidates recommended by members of the Board.

Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information and business qualifications to Richard C. Kraemer, Chairman of the Corporate Governance Committee, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281. In accordance with the Corporate Governance Committee charter, a qualified candidate must possess the

13.

highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board and provide the skills and expertise appropriate to best serve the long-term financial interests of our stockholders. All qualified submissions are reviewed by the Corporate Governance Committee at the next appropriate meeting. If a stockholder wishes the Corporate Governance Committee to consider a director candidate for nomination at our next annual meeting of stockholders, then our Bylaws require that written recommendations be received by the Company no sooner than 120 and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

Our Corporate Governance Committee has not received a candidate recommendation from any stockholder (or group of stockholders).

Stockholder Communications with the Board	Stockholders may communicate directly with any of the Company’s senior managers, our General Counsel, the independent members of the Board or any Chairman of a Board Committee, including the Chairman of executive sessions of non-management directors, by writing directly to those individuals at our principal executive office (111 West Rio Salado Parkway, Tempe, Arizona 85281). Stockholder communications related to director candidate recommendations should be directed to the Chairman of the Corporate Governance Committee, Mr. Kraemer. In addition, if the Company’s stockholders or employees have any concerns related to the Company’s financial or accounting practices, the Company encourages communicating those concerns directly to the Chairman of the Audit Committee, Ms. O’Leary.

Code of Ethics	All of the Company’s employees, including its principal executive officer, principal financial officer and principal accounting officer, and directors are required by the Company’s Code of Business Conduct and Ethics to conduct the Company’s business in the highest legal and ethical manner. The full text of the Code is available on the Company’s Web site at www.americawest.com. The Company intends to post amendments to or waivers from the Code as required by applicable rules at this location on our Web site.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Compensation of Directors	Non-employee directors receive the following compensation for their Board service. Mr. Parker receives no additional compensation for service as a director but may participate in the Charitable Award Program described below.

Annual Retainer:	$20,000

Annual Committee Chair Retainer:	$4,000

Attendance Fees:	$1,000 for each Board or committee meeting attended.

14.

	2002 Incentive Plan Grants:	Each non-employee director receives an annual grant of options (made on the day after each annual meeting of stockholders) to purchase 10,000 shares of Class B Common Stock at the closing market price per share on the date of grant. Such options vest in full six months after the date of grant. Ordinarily, such options expire ten years from the date of grant, but expire earlier if the individual ceases to be a director of the Company.

In addition, each new non-employee director automatically receives on the date of initial election or appointment options to purchase 10,000 shares of Class B Common Stock at the closing market price per share on the date of grant (unless such director is first elected at the annual meeting of stockholders, in which case such director will receive the annual option grant to non-employee directors as described above).

	Travel Benefits:	The Company’s non-employee directors, their spouses and their dependent children are provided transportation on AWA and reimbursement for the estimated federal and state income taxes incurred thereon. In 2003, eight non-employee directors or their spouses or dependent children used these transportation benefits, resulting in an aggregate value to such non-employee directors of approximately $38,399 (including reimbursement of estimated taxes incurred in connection with such travel). The non-employee directors who received such travel benefits, and the aggregate amount of such benefits, were as follow: Mr. Baum, $1,040; Mr. Goolsby, $9,023; Mr. Klenz, $3,757; Mr. Kraemer, $12,758; Mr. Miller, $5,311; Ms. O’Leary, $826; Mr. Schifter, $1,022; and Mr. Whisler, $4,662.

	Charitable Award Program:	All directors are invited to participate in a charitable award program. Under this program, upon the death of a participant, the Company will donate $1 million to one or more qualifying charitable organizations chosen by the participant. The donations will be substantially funded by life insurance proceeds from policies maintained by the Company on the lives of each participant. Individual directors will derive no direct financial benefit from this program because all insurance proceeds are paid and all tax deductions for the charitable contributions accrue solely to the Company.

Additional Board Policies	Retirement Policy:	The Board has adopted a mandatory retirement age for all non-employee directors so that no non-employee director will be nominated to stand for reelection to the Board after attaining age 72.

15.

Report of the Audit Committee of the Board of Directors

Audit Committee
The Audit Committee acts under a written charter, which was amended by the Board of Directors in February 2003. A copy of the Audit Committee Charter is available on the Company’s Web site at www.americawest.com.

The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of the Company for the fiscal year ended December 31, 2003 (the “Audited Financial Statements”).

The Audit Committee has discussed with KPMG LLP, independent accountant for the Company for the fiscal year ending December 31, 2003, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees), as amended, and has discussed with KPMG LLP its independence and has considered the compatibility of the non-audit services provided by KPMG LLP with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

Additional Information	The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully submitted,

Audit Committee
Denise M. O’Leary (Chair), John L. Goolsby,
John F. Tierney

16.

Information About the Company’s Independent Auditors

Independent Auditors	The Audit Committee has selected and retained KPMG LLP as the Company’s independent auditors for the fiscal year ended December 31, 2004.

PricewaterhouseCoopers LLP served as the Company’s and AWA’s independent auditors for the fiscal years ended December 31, 2002 and 2001. On August 21, 2003, the Company dismissed PricewaterhouseCoopers LLP as the Company’s and AWA’s independent auditors. The Company appointed KPMG as independent auditors for the Company and AWA on August 21, 2003. The decision to change independent auditors was approved by the Company’s Audit Committee. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

The audit reports of PricewaterhouseCoopers LLP on Holdings’ and AWA’s balance sheets as of December 31, 2002 and 2001 and the related statements of operations, of cash flows and of stockholders’ equity and comprehensive income (loss) for each of the two years in the period ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the fiscal years ended December 31, 2002 and 2001 and through August 21, 2003, there were no disagreements between Holdings or AWA and PricewaterhouseCoopers LLP as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference to the subject matter of the disagreement in its reports on the financial statements for such years within the meaning of Item 304(a)(1)(iv) of Regulation S-K.

During the fiscal years ended December 31, 2002 and 2001 and through August 21, 2003, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Holdings and AWA did not consult with KPMG prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the financial statements of Holdings or AWA or any matter that was either the subject of a disagreement or a reportable event within the meaning of Item 304(a)(1) of Regulation S-K.

Independent Auditors’ Fees	The following table presents fees for professional services rendered by KPMG for the audit of the Company’s financial statements as of and for the fiscal year ended December 31, 2003 and by PricewaterhouseCoopers LLP for the audits of Holdings’ and AWA’s financial statements as of and for the year ended December 31, 2002, and fees for other services rendered by KPMG in fiscal year 2003 and by PricewaterhouseCoopers LLP in fiscal year 2002.

	Fiscal 2003	Fiscal 2002

Audit Fees	$455,500	$404,500
Audit-Related Fees	$10,000	$207,060
Tax Fees	$19,945	$112,500
All Other Fees	$307,533	$0

Audit Fees. Audit fees include fees for services rendered in connection with the annual audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory and regulatory filings

17.

and engagements or services that generally only the independent auditor reasonably can provide to a client.

Audit-Related Fees. Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to mergers and acquisitions consultations, consultations regarding generally accepted accounting principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of the new SEC and Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. Audit-related fees also include audits of pension and other employee benefit plans, as well as the review of information systems and general internal controls unrelated to the audit of the financial statements.

Tax Fees. Tax fees primarily include fees associated with tax compliance and tax consultation services.

All Other Fees. All other fees for fiscal year 2003 include fees associated with forensic services related to certain trademark litigation. Such services were performed prior to KPMG’s appointment as auditors on August 21, 2003.

Audit Committee Disclosure	The Audit Committee has determined that the rendering of non-audit services during fiscal year 2003 by KPMG is compatible with maintaining the auditors’ independence.

Policy on Audit Committee Pre-Approval	The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors. The policy generally pre-approves certain specified services in the defined categories of audit services, audit-related services, tax services and permitted non-audit services up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of our independent auditors or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but any pre-approval decisions must be presented to the full Audit Committee at its next scheduled meeting. The policy prohibits retention of the independent auditors to perform prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act or the rules of the SEC, and also considers whether the proposed services are compatible with the independence of the independent auditors.

18.

Security Ownership of

Certain Beneficial Owners and Management

           The following table sets forth certain information regarding the ownership of the Company’s Class A and Class B Common Stock as of March 31, 2004 by: (i) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers”); and (iv) all executive officers and directors of the Company as a group.

				CLASS B SHARES
	CLASS A SHARES			BENEFICIALLY OWNED			CLASS A AND B
	BENEFICIALLY OWNED						COMBINED

BENEFICIAL OWNER (1)							VOTING POWER
	NUMBER		PERCENTAGE	NUMBER		PERCENTAGE	PERCENTAGE

TPG Partners, L.P.(2)	859,117	(3)	100%	8,245	(4)	*	55.0%
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Air Transportation Stabilization Board	—		—	18,754,000	(5)	34.8%	19.4%
1120 Vermont Ave., Suite 970
Washington, DC 20005
PAR Investment Partners, L.P.(6)	—		—	4,500,000		12.8%	5.8%
One Financial Center, Suite 1600
Boston, MA 02111
FMR Corp(7)	—		—	3,630,100		10.3%	4.7%
82 Devonshire Street
Boston, MA 02109
Deutsche Bank AG	—		—	2,727,243		7.8%	3.5%
Taunusanlage 12
D-60325 Frankfurt am Main
Federal Republic of Germany
Seminole Funds(8)	—		—	2,420,400		6.9%	3.1%
150 East 52nd Street – 29th Floor
New York, NY 10179
Bear Stearns Asset Management, Inc.(9)	—		—	2,088,610		5.9%	2.7%
383 Madison Avenue
New York, NY 10022
W. Douglas Parker	—		—	1,119,967	(10)	3.1%	1.4%
Jeffrey D. McClelland	—		—	350,726	(11)	1.0%	*
J. Scott Kirby	—		—	379,668	(12)	1.1%	*
Derek J. Kerr	—		—	166,167	(13)	*	*
Hal M. Heule	—		—	145,201	(14)	*	*
Herbert M. Baum	—		—	20,000	(15)	*	*
John L. Goolsby	—		—	71,564	(16)	*	*
Walter T. Klenz	—		—	38,196	(17)	*	*
Richard C. Kraemer	—		—	81,282	(18)	*	*
Robert J. Miller	—		—	29,000	(19)	*	*
Denise M. O’Leary	—		—	38,196	(20)	*	*
Richard P . Schifter	—		—	44,000	(21)	*	*
John F. Tierney	—		—	48,282	(22)	*	*
J. Steven Whisler	—		—	27,750	(23)	*	*
All executive officers and directors as a group (20 persons)	—		—	3,400,731	(24)	9.6%	4.2%

*	Less than 1%

(1)	Information with respect to each beneficial owner of 5% or more of a class of the Company’s Common Stock is based on Schedules 13D or 13G filed by such beneficial owners with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting power and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 859,117 shares of Class A Common Stock and 35,109,711 shares of Class B Common Stock outstanding as of March 31, 2004. Pursuant to rules promulgated by the SEC, shares subject to options or warrants that are currently exercisable or exercisable within 60 days of March 31, 2004 are deemed to be outstanding and to be beneficially

19.

owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	TPG Partners, L.P. (“TPG”) is a Delaware limited partnership whose general partner is TPG GenPar, L.P., a Delaware limited partnership (“TPG GenPar”). The general partner of TPG GenPar is TPG Advisors, Inc., a Delaware corporation (“TPG Advisors”). The executive officers and directors of TPG Advisors are David Bonderman (chairman of the board of directors and president), James G. Coulter (director and vice president), William Price (director and vice president), James O’Brien (vice president, treasurer and secretary), Jonathan J. Coslet (vice president), Richard A. Ekleberry (vice president) and Richard P. Schifter (vice president). Mr. Schifter is presently a director of the Company. The general partner of each of TPG and TPG Parallel I, L.P., a Delaware limited partnership (“TPG Parallel”; TPG Parallel and TPG being hereinafter referred to as the “TPG Filing Parties”), is TPG GenPar. No other persons control TPG, TPG GenPar, TPG Advisors or the TPG Filing Parties. As a condition to the Federal Loan Guarantee, and subject to certain exceptions, the TPG Filing Parties have undertaken not to dispose of their Class A Common Stock for a period of ten years other than in connection with an offer to acquire all the shares of the Company’s Class B Common Stock accepted or approved by holders of a majority of the Class B Common Stock.

(3)	Includes 780,473 shares owned by TPG and 78,644 shares owned by TPG Parallel.

(4)	Includes 4,245 shares that were initially granted to Mr. Schifter, Mr. Shaw, a former director of the Company, and Mr. Coulter, a former director of the Company, as non-employee directors, but that were subsequently transferred to TPG GenPar. Also includes (i) 2,000 shares of unrestricted stock allocated on December 31, 2000 and (ii) 2,000 shares of unrestricted stock allocated on December 31, 2001 to Mr. Schifter and Mr. Shaw, as non-employee directors, that were issued directly to TPG GenPar. Excludes 44,000 shares underlying stock options held by Mr. Schifter.

(5)	Includes 18,754,000 shares underlying a warrant issued to the Air Transportation Stabilization Board on January 18, 2002 as partial consideration for the Federal Loan Guarantee. The warrant has an exercise price of $3.00 per share and a term of ten years and is currently exercisable.

(6)	PAR Investment Partners, L.P. is a limited partnership whose general partner is PAR Group, L.P. The general partner of PAR Group, L.P. is PAR Capital Management, Inc.

(7)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 (the “40 Act”), is the beneficial owner of the listed shares.

(8)	Includes 2,420,400 shares held directly by the Seminole group of private investment funds, consisting of two private investment partnerships (the “Partnerships”), one offshore investment fund (the “Offshore Fund”) and two institutional managed accounts (the “Managed Accounts”). Michael G. Messner and Paul C. Shiverick, in their capacities as principals of Seminole Capital Management Co., Inc., the investment manager to the Offshore Fund and the Managed Accounts, and general partners to the Partnerships, share voting and investment power over the listed shares and may be deemed to beneficially own such shares.

(9)	Bear Sterns Asset Management, Inc., an investment advisor registered under Section 203 of the 40 Act, is the beneficial owner of the listed shares.

(10)	Includes 48,632 shares held directly, 8,000 restricted shares held directly and 1,063,335 shares underlying stock options that are currently exercisable or will become exercisable on or prior to May 30, 2004. Excludes 616,665 shares underlying stock options that will not become exercisable on or prior to May 30, 2004.

(11)	Includes 20,000 shares held directly and 330,726 shares underlying stock options that are currently exercisable or will become exercisable on or prior to May 30, 2004. Excludes 251,112 shares underlying stock options that will not become exercisable on or prior to May 30, 2004.

(12)	Includes 10,000 shares held directly and 369,668 shares underlying stock options that are currently exercisable or will become exercisable on or prior to May 30, 2004. Excludes 253,332 shares underlying stock options that will not become exercisable on or prior to May 30, 2004.

(13)	Includes 5,000 shares held directly and 161,167 shares underlying stock options that are currently exercisable or will become exercisable on or prior to May 30, 2004. Excludes 93,333 shares underlying stock options that will not become exercisable on or prior to May 30, 2004.

20.

(14)	Includes 200 shares held directly and 145,001 shares underlying stock options that are currently exercisable or will become exercisable on or prior to May 30, 2004. Excludes 84,999 shares underlying stock options that will not become exercisable on or prior to May 30, 2004.

(15)	Includes 20,000 shares underlying stock options that are currently exercisable.

(16)	Includes 27,564 shares held directly and 44,000 shares underlying stock options that are currently exercisable.

(17)	Includes 3,196 shares held directly and 35,000 shares underlying stock options that are currently exercisable.

(18)	Includes 37,282 shares held directly and 44,000 shares underlying stock options that are currently exercisable.

(19)	Includes 29,000 shares underlying stock options that are currently exercisable.

(20)	Includes 3,196 shares held directly and 35,000 shares underlying stock options that are currently exercisable.

(21)	Includes 44,000 shares underlying stock options that are currently exercisable.

(22)	Includes 4,282 shares held directly and 44,000 shares underlying stock options that are currently exercisable.

(23)	Includes 750 shares held directly and 1,000 shares held indirectly for which Mr. Whisler shares voting and investment power as co-trustee and co-beneficiary of a family revocable trust. Includes 26,000 shares underlying stock options that are currently exercisable.

(24)	Incorporates the notes above, as applicable.

21.

Report of the Compensation and Human Resources Committee

of the Board of Directors on Executive Compensation

The Committee	The Company’s compensation program for all executive officers, including the Named Executive Officers, is administered by the Compensation and Human Resources Committee (the “Committee”). The Committee annually evaluates executive compensation to ensure consistency and program effectiveness, meets regularly throughout the year to review compensation issues generally, and periodically conducts a comprehensive review of the Company’s employee compensation programs.

The Committee retains independent consultants from time to time to analyze the competitiveness of executive compensation at the Company relative to other major airlines and other selected public companies of comparable size.

The Committee currently consists of five independent directors.

Compensation Philosophy and Objectives	The principal objectives of the Company’s executive compensation program are to maximize stockholder value over time by:
• attracting and retaining high-quality, results-oriented executives
• aligning interests of employees and stockholders through stock-based compensation and annual performance bonuses
• motivating executives to achieve strategic, operating and financial goals consistent with stockholder interests
• increasing the relative amount of compensation at risk as management responsibilities increase
• providing a compensation package that recognizes both individual contributions and corporate performance

The program is designed to be competitive with other major U.S. airlines and other companies having comparable revenues while placing more emphasis on incentive and performance-related compensation and less emphasis on fixed-base salaries and employee benefits. During 2003, the program was administered to comply with the constraints and restrictions on compensation to executives and other key salaried employees agreed to by the Company in connection with the Federal Loan Guarantee.

General	In 2003, the Company’s executive compensation program consisted of:

• base salaries

• annual incentive bonuses
• the 2002 Incentive Plan

The 2002 Incentive Plan, approved by the Company’s stockholders in May 2002, is a long-term compensation plan under which executives and other key salaried employees may be awarded stock options, restricted stock and other stock-based compensation. While the 2002 Incentive Plan replaced the 1994 Incentive Plan, grants made under the 1994 Incentive Plan remain outstanding. Each element of the compensation program focuses on rewarding performance in a different way.

Base Salary	Base salaries are focused on rewarding individual performance and competence. Base salary adjustments are based on several factors, including:

• the employee’s level of responsibility and job classification
• general levels of market salary increases
• the Committee’s evaluation of the performance of the individual over time

The Company’s strategy with respect to base salaries for its key salaried employees is (i) to avoid dramatic changes other than to make adjustments to reflect market movements and promotions, significant changes in responsibility and individual performance and (ii) to reduce the emphasis on fixed compensation by positioning

22.

base salaries below industry levels. For such purposes, the Committee gathers data from nationally recognized compensation surveys and proxy statements of certain airlines and other companies having comparable revenues.

Incentive Compensation	Incentive Bonus Plan: Executives, including the Named Executives, and other key salaried employees can earn cash bonuses under the Company’s Annual Incentive Bonus Plan (the “Incentive Bonus Plan”) if pre-determined individual performance criteria are satisfied and annual corporate goals are achieved.

Under the Incentive Bonus Plan, at the beginning of each year the Committee establishes bonus targets and bonus payment formulae tied to both the satisfaction of individual performance criteria and the financial performance of the Company. Bonus payments then are approved by the Committee at or shortly following the end of each year based on application of the pre-determined formulae, and may be equal to, less than or greater than the target bonus amounts based on whether the individual performance criteria and corporate financial performance goals were satisfied, partially satisfied or exceeded. The bonus targets, expressed as a percentage of an individual’s base salary, are set for each job classification and generally are higher for individuals having greater management responsibility. The individual performance criteria generally include both objective and subjective components. In establishing these criteria at the beginning of each year and when subsequently evaluating an individual’s performance relative to these criteria, the Committee relies on recommendations from the Chief Executive Officer and other members of senior management. Ordinarily, the Company’s financial performance must meet certain threshold levels before any bonuses are awarded.

Bonus Payments for 2003: Based on the Company’s financial performance for 2003, the Committee determined that bonuses would be paid to executives participating in the Incentive Bonus Plan equal to an average of 37.67% of their current base salaries (excluding Mr. Parker).

Performance-Based Award Plan: The Performance-Based Award Plan, approved by the Committee in March 2003, allows key executives to receive cash bonuses in the event the Company meets certain performance thresholds at the end of rolling three-year “Performance Cycles” and two one-year “Transition Cycles.” The first Performance Cycle began on January 1, 2003 and will end December 31, 2005, and subsequent Performance Cycles, to begin each January 1, will be authorized by the Committee starting January 1, 2004. In February 2004, the Committee authorized a second Performance Cycle that began on January 1, 2004 and will end on December 31, 2006. At the end of each Performance Cycle the amount of total stockholder return (“TSR”), as calculated by the price appreciation of the Company’s Class B Common Stock during the Performance Cycle, will be compared against the TSR for members of a pre-defined competitive peer group. Based on the Company’s relative TSR ranking against this pre-defined competitive peer group, and the attainment of at least a minimum threshold ranking, the Company’s participating key executives will be eligible to receive cash bonuses that represent the percentage of salary associated with the TSR ranking achieved. At the end of each Transition Cycle, the first beginning January 1, 2003 and ending March 31, 2004 and the second beginning January 1, 2003 and ending March 31, 2005, if the Company achieves at least the threshold TSR ranking for the period and is not in default of its Federal Loan Guarantee then participating key executives will be eligible for additional cash bonuses that represent the percentage of salary associated with the TSR ranking achieved.

Stock-Based Compensation	Purpose of Stock-Based Awards: The primary purpose of stock-based awards is to focus key employees on the performance of the Company over time and to provide key employees with incentives for future performance to link the interests of recipients and stockholders. The Committee believes that stock-based awards are an appropriate incentive to employees to meet the Company’s long term goal of maximizing stockholder value.

23.

Restricted Stock Awards: Restricted stock awards are grants of shares of Class B Common Stock which carry full stockholder privileges, including the right to vote and, subject to limitations (if any) established by the Committee, the right to receive dividends.

Awards of restricted stock have been made by the Committee very infrequently. On the occasions when deemed appropriate, the Committee determines the number of restricted stock awards to be granted to an individual based upon a variety of factors, including those noted below with respect to the grant of stock options.

Stock Options: The 2002 Incentive Plan permits the Committee to award stock options to an employee, to specify the number of shares covered by such options and the vesting schedule of such options. The Committee has generally imposed three-year vesting schedules for all grants. The vesting schedules are designed to provide an incentive to create stockholder value over time, since the full benefit of the stock option cannot be realized unless stock appreciation occurs over a number of years. The exercise prices of all stock options granted under the 2002 Incentive Plan have been and will be at least equal to the fair market value of the underlying shares on the date of grant.

The Committee determines the number of options to be granted to an individual based upon a variety of factors, including:

• level of responsibility and job classification level

• job performance

• longevity in position

• retention value
• the results of compensation surveys described above

Currently, option grants provide that they will become fully exercisable in the event of the optionee’s termination of employment by reason of death, disability or retirement and may become fully exercisable in the event of a “change in control.” No option may be exercised after the tenth anniversary of the date of grant or the earlier termination of the option.

In 2003, non-qualified stock options to purchase an aggregate of 1,780,600 shares of Class B Common Stock were granted under the 2002 Incentive Plan in connection with annual incentive plan grants, employee promotions, compensation of non-employee directors or in consideration of new employees joining the Company. The Company granted 986,987 options under the 1994 Incentive Plan and 2,092,963 options under the 2002 Incentive Plan in 2002 and 257,000 options under the 1994 Incentive Plan in 2001.

Other Benefits	Employee-Benefit Plans: The Company has certain broad-based employee benefit plans in which all employees, including the executives, participate, such as life and health insurance plans and a 401(k) plan and certain flight benefits. Additionally, officers of the Company are provided director/ officer liability insurance coverage. The incremental cost to the Company of the benefits provided under these plans is not material to the Company. Benefits under these plans are not directly or indirectly tied to Company or individual performance.

Severance Policy: Pursuant to the Company’s current severance payment policy for senior executives, certain of its officers (including the Named Executive Officers) are entitled to receive an amount equal to 200% of the officer’s base salary and target incentive bonus if, within two years of a change of control, the officer (i) is terminated for any reason other than misconduct or disability or (ii) resigns for good reason (See “Employment Agreements – Change in Control and Severance Benefits Agreement”). In addition, officers participating in the Performance-Based Award Plan will be entitled to receive a payment equal to 200% of the greater of (i) the officer’s current base salary and (ii) the amount that would have been paid to the officer if the TSR for the Performance Cycle been measured as of the termination date.

24.

Compensation of the Chief Executive Officer	During fiscal year 2003, Mr. Parker received a base salary of $550,000 and was eligible to earn a bonus under the Incentive Bonus Plan based on a target of 80% of his base salary and a maximum of 160% of his base salary. Due to extraordinary performance, the Compensation Committee approved a $1,000,000 bonus to Mr. Parker for fiscal year 2003 which was equivalent to 182% of his base salary.

In February 2004, Mr. Parker executed an employment agreement with the Company that provides an annual base salary of $550,000 and eligibility to earn a bonus under the Incentive Bonus Plan based on a target of 80% of his base salary and a maximum of 160% of his base salary (see “Employment Agreement”). In authorizing Mr. Parker’s employment agreement, the Committee considered a variety of factors, including:

• Mr. Parker’s base compensation, level of responsibility and retention value
• Mr. Parker’s performance
• Mr. Parker’s ability to lead the Company in formulating and implementing its long-term business plan
• Mr. Parker’s ability to enhance the Company’s stock value
• Mr. Parker’s standing within the Company, in the communities served by the Company and with the Company’s investors and suppliers
• A review of compensation for similarly situated individuals both in the airline and travel industries and in companies of comparable size

Additional Information	The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully submitted,

Compensation and Human Resources Committee
John L. Goolsby (Chair), Walter T. Klenz,
Richard C. Kraemer, Robert J. Miller,
Denise M. O’Leary

25.

Executive Compensation

Compensation of Executive Officers	The following table shows, for the years 2001, 2002 and 2003, the compensation awarded to (i) the Company’s Chief Executive Officer, W. Douglas Parker, and the other four most highly compensated executive officers among the Company and its subsidiaries as of December 31, 2003 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Awards

					Restricted	Securities
Name and Principal				Other Annual	Stock	Underlying	All Other
Position	Year	Salary	Bonus	Compensation(6)	Awards(7)	Options	Compensation

W. Douglas Parker(1)	2003	$550,000	$1,000,000	—	—	250,000	$5,226	(8)
Chairman, President
and Chief Executive	2002	$550,000	—	—	—	600,000	$4,988
Officer of Holdings;
Chairman, President	2001	$354,583	—	—	—	—	$15,974
and Chief Executive Officer of AWA

Jeffrey D. McClelland(2)	2003	$360,000	$375,000	—	—	120,000	$891,545	(9)
Executive Vice President —
Operations of AWA	2002	$340,000	—	—	—	53,338	$11,469
	2001	$299,668	—	—	—	—	$18,457

J. Scott Kirby(3)	2003	$358,333	$375,000	—	—	100,000	$9,287	(10)
Executive Vice President —
Sales and Marketing	2002	$317,917	—	—	—	260,000	$9,043
of AWA
	2001	$238,389	—	—	—	—	$13,534

Derek J. Kerr(4)	2003	$252,500	$257,061	—	—	30,000	$502,446	(11)
Senior Vice President and
Chief Financial Officer	2002	$205,452	$15,000	—	—	10,000	$15,085
	2001	$164,653	—	—	—	—	$12,006

Hal M. Heule(5)	2003	$242,000	$217,125	—	—	40,000	$7,158	(12)
Senior Vice President —
Maintenance and	2002	$240,000	—	—	—	70,000	$18,263
Engineering
	2001	$240,000	—	—	—	—	$150,314

(1)	Mr. Parker joined the Company as Senior Vice President and Chief Financial Officer in June 1995. He was elected Executive Vice President of the Company and Executive Vice President — Corporate Group of AWA in April 1999. He was elected President of AWA in May 2000, and Chief Operating Officer of AWA in December 2000. He was promoted to his current positions in September 2001, at which time his base salary was increased from $425,000 to $550,000 where it currently remains. Following the events of September 11, 2001 and the resulting financial impact on the Company, and in recognition of the sacrifices made by AWA employees during the period, Mr. Parker volunteered to forgo his annual salary, effective October 16, 2001 through December 31, 2001.

(2)	Mr. McClelland joined the Company as Senior Vice President — Operations in August 1999. He was elected to his current position in September 2001. Following the events of September 11, 2001 and the resulting financial impact on the Company, and in recognition of the sacrifices made by AWA employees during the period, Mr. McClelland volunteered to forgo 25% of his annual salary, effective October 16, 2001 through December 31, 2001.

26.

(3)	Mr. Kirby joined AWA as Senior Director — Scheduling and Planning in October 1995. In October 1997, Mr. Kirby was elected to the position of Vice President — Planning and in May 1998, he was elected to the position of Vice President — Revenue Management. In January 2000, he was elected to the positions of Senior Vice President — E-Business and Technology of Holdings and AWA. He was elected to his current positions in September 2001.

(4)	Mr. Kerr joined the Company as Senior Director — Financial Planning in April 1996. In June 1998, Mr. Kerr was elected Vice President — Financial Planning and Analysis and in March 2002, he was elected to the position of Senior Vice President — Financial Planning and Analysis. He was elected to his current position in October 2002.

(5)	Mr. Heule joined the Company as Senior Vice President — Maintenance and Engineering in January 2001.

(6)	For 2003, none of the Named Executive Officers received perquisites or other personal benefits in an aggregate amount in excess of the lesser of $50,000 or 10% of his annual salary. In 2003, each of the Named Executive Officers received an automobile allowance per the Company’s policy for executive perquisites. The Company also provided positive space pleasure travel benefits and reimbursement for estimated taxes in connection with such travel each year to the Named Executive Officers.

(7)	The aggregate number and value as of December 31, 2003, of those Named Executive Officers’ restricted share holdings are as follow: Mr. Parker, 8,000 shares, $99,200; Mr. McClelland, 0 shares, $0; Mr. Kirby, 0 shares $0; Mr. Kerr 0 shares, $0; and Mr. Heule, 0 shares, $0. Dividends will be paid on such restricted stock if and when declared on the Company’s Class B Common Stock.

(8)	Reflects premiums paid and gross-up on premiums paid by the Company for term life insurance for Mr. Parker of $5,226.

(9)	Includes special payments of $880,000 in recognition of contributions made in connection with the 2001-2002 financial restructuring of the Company during a period when the Company was unable to pay Mr. McClelland at market compensation levels, premiums paid and gross-up on premiums paid by the Company for term life insurance for Mr. McClelland of $5,545, and matching contributions made by the Company under its 401(k) plan of $6,000.

(10)	Reflects premiums paid and gross-up on premiums paid by the Company for term life insurance for Mr. Kirby of $3,287 and matching contributions made by the Company under its 401(k) plan of $6,000.

(11)	Includes special payments of $493,125 in recognition of contributions made in connection with the 2001-2002 financial restructuring of the Company during a period when the Company was unable to pay Mr. Kerr at market compensation levels, premiums paid and gross-up on premiums paid by the Company for term life insurance for Mr. Kerr of $3,321, and matching contributions made by the Company under its 401(k) plan of $6,000.

(12)	Reflects premiums paid and gross-up on premiums paid by the Company for term life insurance for Mr. Heule of $771 and matching contributions made by the Company under its 401(k) plan of $1,230. Also reflects benefits under a split dollar life insurance policy for Mr. Heule. In 2003, the term portion under that policy was $851 and the value of the current year interest against total premiums paid with respect to the whole life component of the coverage was approximately $4,306.

27.

Stock Option Grants and Exercises	The Company grants stock options and restricted stock awards to its executive officers under the 2002 Incentive Plan.

In 2003, the Company granted options to purchase an aggregate of 1,780,600 shares to all participants under the 2002 Incentive Plan.

The following tables show for the fiscal year ended December 31, 2003, certain information regarding options granted to, exercised by and held at year end by, the Named Executive Officers:

2003 Option Grants

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of
	Number of				Stock Price
	Securities	% of Total			Appreciation for
	Underlying	Options			Option Term(1)
	Options	Granted	Exercise Price	Expiration
Name	Granted	in 2003	Per Share	Date	5%	10%

W. Douglas Parker	250,000	14.0%	$2.65	4/09/13	$417,375	$1,053,375

Jeffrey D. McClelland	50,000	2.8%	$2.65	4/09/13	$83,475	$210,675
	70,000	3.9%	$10.75	10/08/13	$474,075	$1,196,475

J. Scott Kirby	100,000	5.6%	$2.65	4/09/13	$166,950	$421,350

Derek J. Kerr	30,000	1.7%	$10.75	10/08/13	$203,175	$512,775

Hal M. Heule	40,000	2.2%	$2.65	4/09/13	$66,780	$168,540

(1)	The potential realizable value is based on the term of the option at the time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent upon the actual future performance of the Company’s Class B Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

2003 Option Exercises and Year End Option Values

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised
	Acquired		Options At Year End 2003		Options At Year End(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

W. Douglas Parker	—	—	780,001	649,999	$1,815,216	$5,294,159

Jeffrey D. McClelland	—	—	210,280	85,558	$303,333	$793,299

J. Scott Kirby	—	—	249,667	273,333	$672,356	$2,232,331

Derek J. Kerr	—	—	112,834	6,666	$101,222	$57,328

Hal M. Heule	—	—	108,334	86,666	$312,275	$744,662

(1)	Based on the value obtained by subtracting the option exercise prices from the closing sales price of the Class B Common Stock on the New York Stock Exchange on December 31, 2003 ($12.40 per share).

28.

Equity Compensation Plan Information(1)

Number of Securities
Remaining
	Number of Securities to be	Weighted-Average Exercise	Available for Issuance Under
	Issued Upon Exercise of	Price of Outstanding	Equity Compensation Plans
	Outstanding Options,	Options,	(excluding securities reflected
	Warrants and Rights	Warrants and Rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	8,530,397	$9.94	6,023,479 (2)
Equity compensation plans not approved by security holders(3)	—	—	—
Total	8,530,397	$9.94	6,023,479

(1)	This table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2003.

(2)	Although this includes 1,643,381 shares remaining available for issuance under the 1994 Incentive Plan, the Board of Directors decided on March 27, 2002, in connection with the adoption of the 2002 Incentive Plan, that no new issuances would be made under the 1994 Incentive Plan.

(3)	The Company has two equity compensation plans, the 1994 Incentive Plan and the 2002 Incentive Plan, both of which were approved by the Company’s stockholders. The Company has no equity compensation plans that were not approved by the Company’s stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all of our officers, directors and greater than ten percent beneficial owners complied with all such Section 16(a) filing requirements; except that one report, covering one transaction, was filed late by each of Joseph C. Beery, Michael R. Carreon, C.A. Howlett, Linda Mitchell and Anthony V. Mule.

29.

Employment Agreements

Douglas W. Parker	The Company entered into an employment agreement with Mr. Parker, dated as of February 24, 2004. The principal terms of the agreement include the following:

Positions:	Chairman of the Board, President and Chief Executive Officer of Holdings Chairman of the Board, President and Chief Executive Officer of AWA

Term:	Through December 31, 2007, and automatically extended for successive one-year periods unless either party provides 15 months’ prior written notice that the term shall not be extended.

Compensation and Benefits	• A minimum annual cash base salary in the amount of $550,000, or such higher amount as determined by the Compensation and Human Resources Committee.

• Eligibility for an annual bonus based on a target of at least 80% of his base salary and a maximum of 160% of his base salary.

• Eligibility to participate in the Company’s Performance-Based Award Plan.

• Eligibility to receive equity-based incentive awards, including stock options and restricted stock awards.

• A $2 million term life insurance policy for beneficiaries designated by Mr. Parker.

Termination Benefits	If Mr. Parker terminates his employment for good reason or for any reason within 24 months of a Change in Control (as defined below), or if we terminate Mr. Parker’s employment for any reason other than misconduct, then Mr. Parker will receive the following termination benefits:

•   A severance payment equal to 200% of the sum of Mr. Parker’s current base salary plus the greater of (i) the average of Mr. Parker’s bonus with respect to the three calendar years immediately prior to the termination and (ii) the target bonus for the year of termination.

•   Accelerated vesting of all stock and other awards held by Mr. Parker pursuant to the Company’s incentive compensation plans, which awards shall remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award.

•   In respect of the Performance-Based Award Plan, a payment equal to 200% of the greater of (i) 125% of Mr. Parker’s current base salary and (ii) the amount that would have been paid to Mr. Parker if the TSR for the Performance Cycle ending on December 31 of the year in which termination occurs had been measured as of the termination date.

• Continued benefits for Mr. Parker and his dependents under all medical plans and programs for a period of 24 months.

• Continued term life insurance for a period of 24 months.

• Lifetime positive space travel privileges for Mr. Parker and his wife and dependents.

If Mr. Parker’s employment is terminated for any other reason, such as his death or disability, then Mr. Parker will receive varying combinations of termination benefits, including accelerated vesting of stock and other incentive compensation awards, continued health and life insurance benefits and travel privileges, depending on the specific circumstances of his termination.

30.

A “Change in Control” is defined in Mr. Parker’s employment agreement to include:

• Individuals currently constituting the Board, or whose election to the Board is approved by at least 2/3rds of the incumbent directors, cease to constitute at least a majority of the Board.

• An individual, entity or group acquires 25% or more of the combined voting power of the Company or AWA or more than 50% of the Company’s Class A common stock.

• Any merger, consolidation or reorganization of the Company or AWA is consummated, unless the Company’s stockholders continue to hold at least 75% of the voting power of the surviving entity.

• The Company or AWA disposes of all or substantially all of its assets.

Certain Tax Matters	The employment agreement also provides a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments due Mr. Parker are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

Executive Change in Control and Severance Benefits Agreements	The Company has entered into Executive Change in Control and Severance Benefits Agreements with certain of its executive officers, including the Named Executive Officers other than Mr. Parker. The Severance Benefits Agreements provide for the following benefits to the covered executives in the event of a Change in Control, which is defined to have the same meaning as that in Mr. Parker’s employment agreement described above:
• Accelerated vesting of all outstanding stock options held by the executive.

• Lifetime positive travel space privileges for the executive and his or her dependents.

In addition, if the covered executive terminates his or her employment with the Company within 24 months of a Change in Control for good reason or for any reason other than misconduct or disability, the covered executive is entitled to receive:

• A payment equal to 200% of the executive’s current base salary.

• A payment equal to 200% of the executive’s then current target bonus under the Company’s annual bonus program.

•   In respect of the Performance-Based Award Plan, a payment equal to 200% of the greater of (i) the covered executive’s target award under the Performance-Based Award Plan and (ii) the amount that would have been paid to the covered executive if the TSR for the Performance Cycle ending on December 31 of the year in which termination occurs had been measured as of the termination date.

• Continued benefits for the executive and his or her dependents under all medical plans and programs for a period of 24 months.

•   Extended exercisability of all vested stock options until the earlier of (i) the expiration of the stock options in accordance with their terms or (ii) 18 months following the executive’s termination of employment.

31.

Certain Transactions

America West Community Foundation	In March 1995, the Board of Directors and stockholders of AWA approved the creation of the America West Community Foundation (the “Foundation”) to enhance the Company’s ability to fund charitable and civic activities. AWA granted the Foundation 50,000 shares of its Class B Common Stock in each of 1996, 1998, 1999, 2000 and 2001. In addition, the Foundation has also received cash contributions from the Company in the amount of $250,000 in each of 1995, 1996, 1997, 1998, 1999 and 2000. Three members of the Board of Directors of the Company serve on the five-member Board of Directors of the Foundation, including Mr. Parker who is also the Chairman of the Foundation. The two remaining members of the Board of Directors of the Foundation are executive officers of the Company who hold the positions of Vice President and Controller of AWA and Senior Vice President — Public Affairs of Holdings and AWA. The president of the Foundation is the Senior Vice President-Public Affairs of Holdings and AWA.

Sale of National Leisure Group, Inc. Shares to Par Investment Partners, L.P.	On November 21, 2003, The Leisure Company (“TLC”), our wholly-owned subsidiary, sold 4,980 shares of Series A Preferred Stock of National Leisure Group (the “NLG Shares”) to Par Investment Partners, L.P., one of our principal stockholders. As consideration for the sale and delivery by TLC of the NLG Shares, Par Investment Partners delivered to TLC $10,450,000 face amount of AWA 10.75% Senior Notes due 2005 plus the right to receive any accrued and unpaid interest with respect to the Senior Notes as of November 21, 2003 and cash in an approximate amount of $350,000.

Indemnity Agreements	The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company.

32.

Performance Graph

          The following performance graph compares the Company’s cumulative total stockholder return on its Class B Common Stock with the cumulative total return of the S&P 500 Index and the Amex Airline Index for the period from December 31, 1998 through December 31, 2003:

          This performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Comparison of Cumulative Total Stockholders’ Returns(1)

(1)	Plot points are shown for each of the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003.

33.

AMERICA WEST HOLDINGS CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2004

     The undersigned hereby appoints Derek Kerr, Paul Lambert and Michelle Matheson, and each of them, as proxies, with full power of substitution, to vote all shares of Class A Common Stock and Class B Common Stock of America West Holdings Corporation that the undersigned is entitled to vote at the 2004 Annual Meeting of Stockholders to be held on May 20, 2004, or at any adjournment or postponement thereof.

     UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. ANY ADDITIONAL BUSINESS TO PROPERLY COME BEFORE THE MEETING WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSON VOTING THE PROXY.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees to hold office until the 2007 Annual Meeting:	Walter T. Klenz
Richard C. Kraemer
Denise M. O’Leary

/ / FOR All nominees listed above	/ / WITHHOLD All

/ / FOR All: Except those whose name(s) appear below:

     PROPOSAL 2: AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF CLASS B COMMON STOCK

/ / FOR	/ / AGAINST	/ / ABSTAIN

PROPOSAL 3: STOCKHOLDER PROPOSAL

/ / FOR	/ / AGAINST	/ / ABSTAIN

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE MEETING.

Please check the following box if you plan to attend the Annual Meeting of Stockholders in person.  ☐

Dated:	, 2004

SIGNATURE(s):

Please sign exactly as your name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should add their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES. FAILURE TO SIGN AND DATE THIS PROXY MAY RESULT IN IT BEING DECLARED INVALID.